Exhibit 10.2

PROMISSORY NOTE

U.S.$1,275,000	Berkeley Heights, New Jersey
As of June 6, 2017

FOR VALUE RECEIVED, the undersigned, Solee Science & Technology, USA Ltd. (the "Company"), a Delaware corporation having its principal office at 100 Connell Drive #2300, Berkeley Heights, New Jersey 07922, hereby promises to pay to Milestone Scientific Inc. ("Seller"), a Delaware corporation having an office at 220 S. Orange Avenue, Livingston, New Jersey 07039, or order, the principal sum of ONE MILLION TWO HUNDRED SEVENTY-FIVE THOUSAND U.S. DOLLARS (U.S.$1,275,000), payable in the installments on the dates and in the amounts specified below:

Installment Date	Principal Amount
The last day of each of the ten (10) three-month periods beginning on the last day of August, November, February and May, beginning June 6, 2017 through March 31, 2019, inclusive	U.S.$125,000
June 30, 2020	The unpaid balance

Each such installment shall be payable without additional or separate interest. Payments are to be made at the principal executive offices of Seller in Livingston, New Jersey, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public or private debts.

1.     This Note is negotiable and is the promissory note of the Company issued pursuant to the Stock Purchase Agreement, dated as of June 6, 2017 (the "Purchase Agreement"), by and between the Company and Seller, relating to the purchase of Seller’s shares of Milestone China Inc., and the promissory note referred to in that certain Stock Option Agreement, dated as of the date hereof, between the Company and Seller pursuant to which the Company granted Seller a certain Stock Option (as defined therein). This Note is secured by, and Seller is entitled to the benefits of, a pledge of shares pursuant to Section 1.3 of the Purchase Agreement, to which Agreement reference is hereby made for a description of the shares delivered to Seller thereunder and the nature and extent of the rights of Seller thereunder.

2.     The principal amount of this Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, in inverse order of maturity, without premium or penalty.

3.     The principal amount of this Note shall be subject to mandatory prepayment in an amount equal to the exercise price paid by Seller to the Company in connection with the exercise and closing of the transfer contemplated by the Stock Option. Upon the exercise of the Stock Option and receipt by Seller of mandatory prepayment of the exercise price for all of the shares and other securities and property subject to the Stock Option, the principal amount of this Note shall be reduced to such exercise price and this Note shall be deemed satisfied and paid in full.

4.     If any Installment of this Note becomes due payable on a Saturday, Sunday or legal holiday under the laws of the State of New York or New Jersey, the due date of such installment shall be extended to the next succeeding business day.

5.     The following shall be deemed events of default (each an "Event of Default") hereunder:

(a)     Any installment of principal on this Note shall not be paid within thirty (30) days after it becomes due and payable; or

(b)     The Company or any of its subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file or there shall be filed against the Company a voluntary petition for relief under Title 11 of the United States Code (the "Bankruptcy Code"), or shall file or there shall be filed against the Company any other petition or similar request with a court having competent jurisdiction for voluntary relief, looking to reorganization, arrangement, composition, liquidation, custodianship, or other relief under the Bankruptcy Code or any other present or future statute, law or regulation for the protection of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of the Company or of all or any substantial part of its properties; or

(c) The Company or any of its subsidiaries shall sell all or substantially all of its assets other than to an entity directly or indirectly controlling, controlled by or under common control with the Company or any affiliate thereof.

Upon the occurrence of any such Event of Default, the holder of this Note, at its option, may by notice in writing to the Company, declare the unpaid principal balance of this Note, immediately due and payable, without any legal requirement of further notice, entitlement to which is hereby waived by the Company.

6.      Except as specifically set forth above, the Company hereby waives presentment, demand, protest and notices of every kind and description.

7.     Notices hereunder shall be given in the same manner and to the same persons as provided in the Purchase Agreement.

8.     This Note shall be binding upon the Company and its successors and permitted assigns; provided, that the Company shall not be entitled to assign any of its obligations hereunder without the prior written consent of Seller.

9.     This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.     The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, for the collection of this Note upon default.

11.    This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby shall only be instituted, heard and adjudicated (excluding appeals) in a state or federal court located in the County of New York, State of New York, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under the Purchase Agreement.

12.     Each party acknowledges that it has retained legal counsel in connection with this Agreement and has reviewed this Agreement with such counsel to the extent it deems necessary.

SOLEE SCIENCE & TCHNOLOGY, USA LTD.

By:___________________________________

Name:

Title: